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Exhibit 10.71

November 9, 2011

Louis Brenner, MD
90 Fairlee Road
Newton, MA, 02468

Dear Lou:

        On behalf of Radius Health, Inc. (the "Company"), with offices at 201 Broadway, Cambridge, MA, 02139, I am pleased to offer you full-time employment with the Company effective as of November 9th, 2011. You will serve as the Chief Medical Officer of the Company effective on December 1, 2011 or such earlier date as determined by the Company. This position currently reports to the Chief Executive Officer.

        In the course of your employment with Company, you will be subject to and required to comply with all Company policies, and applicable laws and regulations. The term "Agreement" as used below shall mean this letter agreement.

Cash Compensation

        In this position, you will earn a salary at the semi-monthly rate of $13,750, annualized at a rate of $330,000, or such greater amounts as subsequently determined by the Board of Directors of the Company (your "Annual Base Salary"). All compensation amounts payable pursuant to this Agreement shall be subject to all applicable tax and other withholdings.

        In addition, subject to approval of the Board of Directors of the Company (the "Board"), you will be eligible for an annual discretionary bonus (your "Annual Bonus"), which Annual Bonus shall be targeted at 30% (your "Target") of your Annual Base Salary, subject to pro-ration during any year in which you are employed for less than the full year. The Board also has the discretion to award a bonus in excess of your Annual Target Bonus for exemplary performance. Any Annual Bonus will be based on both individual and corporate performance and the amount of any such Annual Bonus will be determined by the Company. Annual Bonuses shall be paid to you when generally paid to other senior executives of the Company.

Equity Incentive

        Subject to approval by the Board and within a reasonable time after the commencement of your employment, the Company will grant to you an initial stock option (the "Initial Option") under the Radius Health, Inc. 2011 Equity Incentive Plan (the "Plan") for the purchase of 351,400 shares of common stock of the Company ("Common Stock") at a price per share equal to the fair market value of such Common Stock, as determined by the Board at the time of such approval. The Initial Option shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate option agreement.

        In addition, subject to your continued employment with the Company on the applicable date the Company will grant you stock options (the "Incentive Options") under the Plan (or a successor plan) for the purchase of: (i) 37,600 shares of Common Stock (which number of shares shall be adjusted to reflect any stock splits or reverse stock splits) at a price per share equal to the fair market value of such Common Stock at the time of Board approval, if 2400 subjects are enrolled in the Phase 3 study of BA058 Injection by May 15, 2012; and (ii) 62,700 shares of Common Stock (which number of shares shall be adjusted to reflect any stock splits or reverse stock splits) at a price per share equal to the fair market value at the time of Board approval, if the New Drug Application for BA058 Injection is submitted to the United States Food And Drug Administration by December 31, 2014. The Incentive Options shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate option agreement.

        In addition, you will be eligible to receive annual equity awards in the discretion of the Company and the terms of any such awards will be substantially similar to the terms provided to similarly situated employees.

Benefits

        You will be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its full-time regular employees, including group health plans, life, disability and AD&D insurances, a 401k plan, tuition reimbursement, parking or public transportation and various types of paid time off, subject to the terms and conditions of such benefits and plans. You will be eligible to accrue up to 20 days of vacation (in addition to Company holidays), which will accrue over the first year and may be used with the advance approval of the Chief Executive Officer. The Company reserves the right to terminate, modify or add to its benefits and benefit plans at any time.

Term and Termination

        a.    Term.    This Agreement shall commence on November 9, 2011 and may be terminated at any time by you or by the Company with or without cause, subject to the severance provisions set forth below. You and the Company acknowledge and agree that your employment is and shall continue to be at-will and that nothing in this Agreement shall confer upon you any right with respect to continuation of employment by the Company, nor shall it interfere in any way with your right or the Company's right to terminate your employment at any time.

        b.    Termination Upon Death or Disability.    Your employment shall terminate automatically upon your death. If the Company determines in good faith that your Disability, as defined below, has occurred during the term of this Agreement, it may give you written notice of its intention to terminate your employment. In such event, your employment shall terminate effective on the 30th day after you receive such notice, provided that, within the 30 days after such receipt, you shall not have returned to full-time performance of your duties. For purposes of this Agreement, "Disability" shall mean your inability to perform the essential duties of your job on a full-time basis for 180 calendar days during any consecutive twelve-month period or for 90 consecutive days as a result of incapacity due to mental or physical illness. Upon termination as the result of Disability, the Company shall have no further obligations to you other than to pay your Base Salary and accrued, unused vacation time through the date of termination (the "Accrued Obligations").

        c.    Termination for Cause or without Good Reason.    The Company may terminate your employment at any time during the term of this Agreement for Cause, as defined below, and you may resign from employment without Good Reason, as defined below, and the Company shall have no obligations to you other than to pay your Accrued Obligations.

        d.    Termination without Cause or for Good Reason.    The Company may terminate your employment at any time during the term of this Agreement without Cause (as defined below, which shall not include termination due to Disability) or you may terminate your employment with Good Reason (as defined below) within 90 days following an event that constitutes Good Reason, by notifying the other party in writing of its/your intent to terminate your employment without Cause or for Good Reason, and you shall be entitled to receive, in addition to your Accrued Obligations and subject to subsection (e) regarding the Release:

            (i)  Any unpaid Annual Bonus that the Board has determined to award you for performance in the prior calendar year, which amount, if any, shall be paid on the First Payment Date (as defined below);

           (ii)  A pro-rata Annual Bonus for the calendar year in which your employment terminates through the date of your termination if the Board determines to award you an Annual Bonus for such calendar year, which amount, if any, shall be paid on the later of (A) the First Payment Date, or (B) the date of the next regular payroll payment date after the Board determines to pay you such pro-rata Annual Bonus;

          (iii)  An aggregate amount equal to 9/12 of your Annual Base Salary, which amount shall be paid over the nine month period following the date of your termination in accordance with the Company's normal payroll procedures;

          (iv)  In the event such termination occurs within twelve (12) months of your first day of employment with the Company, vesting acceleration of all outstanding equity awards of the Company held by you that would have vested during the six-month period after your termination based solely on the passage of time;

           (v)  Direct payment to the carrier for or reimbursement to you for the premiums necessary for you to continue to participate in the Company's then applicable group medical plan, as it may be changed from time to time, for the six month period immediately following your termination; and

          (vi)  In the event such termination occurs within twelve (12) months immediately following a Change of Control (as defined in the Plan, except that clause (d) of such definition shall not constitute a Change of Control), (y) vesting acceleration of all outstanding equity award of the Company held by you, and (z) in lieu of any potential payment under clause (ii) above, a pro-rata Annual Bonus for the calendar year in which your employment terminates through the date of your termination, at Target, which amount shall be paid on the later of (A) the First Payment Date, or (B) the date that the Company pays annual bonuses to its other, similarly situated employees, in respect of performance during such calendar year, but in no event later than March 15 of the calendar year following the year in which your employment terminates.

        For purposes of this Agreement, "Cause" shall mean: (i) your commission of an act of fraud, embezzlement or theft against the Company; (ii) your conviction of, or a plea of no contest to, a felony; (iii) willful nonperformance by you (other than by reason of illness) of your material duties as an employee of the Company; (iv) your material breach of this Agreement or any other material agreement between you and the Company; or (v) your gross negligence, willful misconduct or any other act of willful disregard for the Company's best interests.

        For purposes of this Agreement, "Good Reason" shall mean, without your written consent: (i) any failure by the Company to comply with any of the provisions of this Agreement relating to Base Salary, Annual Bonus or Equity Compensation under this Agreement, excluding for such purpose any isolated, insubstantial, and inadvertent action not taken in bad-faith and which is remedied by the Company promptly after receipt of written notice thereof from you; (ii) a material diminution in your duties, responsibilities or authority; (iii) the imposition by the Company of any requirement that you relocate your office to a location greater than a 30 mile distance from the Company's current offices at 201 Broadway, Cambridge, MA, 02139 and (iv) a material breach by the Company of any material written agreement between the Company and you. In order for a termination of employment by you to be considered to have been made for Good Reason, you must first provide the Company with notice of your intent to resign for Good Reason, which notice shall provide a detailed explanation of what events triggered Good Reason, and the Company must fail to substantially cure such Good Reason events within 30 days following the date of such notice.

        e.    Release of Claims.    Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, prior to the payment by the Company of the termination payments and benefits provided for in this Agreement as the result of a termination of your employment, and as a condition to such payments, you must sign and not revoke a general release of all potential claims your may have against the Company or any of its affiliates in the form provided to you by the Company (the "Release"), which Release must be signed on or following your date of termination and become effective within thirty (30) days following the date of your termination. For purposes of this Agreement, the "First Payment Date" shall mean the first normal payroll payment date falling on or after the thirtieth (30th) day after the date of termination of your employment with the Company and notwithstanding anything in this Agreement to the contrary, any severance payments that would have been paid before the First Payment Date, shall be paid on the First Payment Date and the vesting acceleration shall not occur until the date the Release becomes effective.

Tax Liability

        Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of your employment with the Company, any of the Company's stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the "Code")), (B) if it is determined by the Company that you are a "specified employee" within the meaning of Section 409A(a)(2)(B) of the Code, (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code as a result of such termination, you would receive any payment that, absent the application of this paragraph, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after your termination date, (2) your death or (3) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment). Anything in this Agreement notwithstanding, you will not be entitled to any severance payments or benefits under this Agreement unless your termination of employment also constitutes a "separation from service" within the meaning of the regulations under Section 409A of the Code. Each payment under this Agreement shall be considered a separate and distinct payment for purposes of Section 409A of the Code. It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.

Full Services to Company

        The Company requires that, as a full-time employee, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by Company. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by the Company, please discuss that with me in advance of accepting another position, provided however, that we understand that you will continue to perform the charitable work you were performing at the time of your hire as long as it does not materially interfere with your duties to the Company.

Contingencies

        This offer, and any employment pursuant to this offer, is conditioned upon the following:

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  Your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America prior to your commencement of employment by the Company.

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  Your return of the enclosed copy of this letter and the Company's standard Confidentiality and Non-Competition Agreement. By signing and accepting this offer, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company as its employee.

Successors

        a.     This Agreement is personal to you and without the prior written consent of the Company you shall not assign your obligations under this Agreement, otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives.

        b.     This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that the Company may not assign this Agreement other than as described below.

        c.     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

Indemnification

        The Company will indemnify you to an extent that is not materially less favorable than the indemnification provisions in its charter and by-laws as in effect as of the date hereof, with respect to any action suit or proceeding to which you are made, or threatened to be made, a party by reason of the fact that you are or were an officer of the Company. In addition, during the term of your employment, the Company shall maintain a directors and officers insurance policy upon such terms and in such amount as shall be determined by the Company. This paragraph shall terminate automatically and have no further force or effect upon the consummation of a Change of Control (as defined in the Plan).

Applicable Law

        This Agreement has been made under and shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, notwithstanding its choice of law rules to the contrary.

Notice

        Any notice, statement or demand required to be given under this Agreement shall be in writing and shall be sent by hand delivery against receipt, certified mail, return receipt requested or by a nationally recognized overnight carrier to the address of the parties first listed above.

Waiver

        The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by such party.

Entire Agreement

        If you accept this offer, this Agreement and the Confidentiality and Non-Competition Agreement shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this Agreement or the Confidentiality and Non-Competition Agreement or contrary to those contained in this Agreement or the Confidentiality and Non-Competition Agreement that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified herein, the terms and conditions of your employment may not be changed, except in another written agreement, signed by you and an authorized representative of the Company.

        I look forward to you accepting this offer and to a mutually rewarding relationship.

Sincerely,

/s/ C. Richard Lyttle

C. Richard Lyttle
Chief Executive Officer

I accept the above-described Agreement, on the terms set forth therein.

Dated: November 9, 2011	/s/ LOUIS BRENNER Signature

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  Exhibit 10.71